Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FOURTH QUARTER AND

FISCAL YEAR 2019 RESULTS

Houston, Texas – November 21, 2019 – Geospace Technologies (NASDAQ: GEOS) today announced that revenue for the year ended September 30, 2019 increased by 26% to $95.8 million compared to revenue of $75.7 million for the comparable year ago period. Net loss for the year ended September 30, 2019 narrowed to $146,000, or $(0.01) per diluted share compared to a net loss of $19.2 million, or ($1.45) per diluted share for the comparable year-ago period.

For the fourth quarter ended September 30, 2019, the company reported revenue of $28.9 million, an increase of approximately 40%, compared to revenue of $20.6 million for the comparable year-ago period. For the year ended September 30, 2019, the company reported net income of $8.7 million, or $0.63 per diluted share compared to a net loss of $0.2 million, or ($0.02) per diluted share for the prior year.

The company noted that both the 2019 fiscal year and the fourth quarter periods benefited from (i) a $7.0 million gain on the sale of non-essential real estate and (ii) a $2.1 million net reduction to the fair value of contingent consideration related to the acquisitions of Quantum and OptoSeis®. Excluding these favorable adjustments, the fiscal year 2019 net loss was $9.3 million, or $(0.70) per diluted share, and the 2019 fourth quarter net loss was $0.5 million, or $(0.04) per diluted share. The company also noted the 2018 fiscal year fourth quarter benefited from the reversal of a $2.3 million bad debt previously recorded in the 2018 third quarter.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “Increasing demand for our company’s rental equipment fueled fourth quarter and year-end results. Fiscal fourth quarter revenue surged by approximately 40% to $28.9 million , and together with gross profit of $10.4 million, reflect the highest quarterly figures in more than five years. Total revenue for the year ended September 30, 2019 increased by 26% to $95.8 million, while gross profit nearly tripled to $31.4 million. We attribute the higher revenue and improved results to additional gross profit realized from our growing rental equipment business. On a pro forma basis to exclude the favorable adjustments noted above, our 2019 fiscal year and fourth quarter losses declined by 52% and 80%, respectively, compared to the similar prior year periods.”

Oil and Gas Markets Segment

Revenue from the oil and gas markets segment totaled $20.8 million for the three months ended September 30, 2019. For the full fiscal year, revenue from this segment was $65.0 million. This reflects respective increases of 57% and 45% over the equivalent three- and twelve-month periods a year ago. In both periods, higher revenue was the direct result of increased rentals of the company’s OBX marine nodal recording systems. At September 30, 2019, the company had approximately 31,000 OBX stations in its rental fleet, most of which are actively utilized on performing rental contracts with multiple seismic contractors. Ongoing discussions with new and existing customers regarding future rental contracts and extensions to current rental contracts for OBX stations are carefully considered by management when evaluating needs to further expand the company’s OBX rental fleet to satisfy anticipated growth in demand.

Revenue from the company’s traditional seismic products in the fourth fiscal quarter ended September 30, 2019 totaled $0.6 million, a decrease of 82% from last year’s fourth quarter and a historic low for this product segment. For the full fiscal year, revenue from these products totaled $9.5 million, a decrease of 26% compared to last year. Reductions in both periods are primarily attributed to lower demand for the company’s seismic sensors but were partially offset for the year-long period by increased marine product revenue.

The company’s wireless seismic products produced revenue of $20.0 million and $52.8 million respectively for the fourth quarter and full fiscal year ended September 30, 2019. These amounts reflect respective increases of 106% and 94% over the comparative periods last year. The large increases for both periods are the result of substantial growth in rental revenue from the company’s OBX ocean bottom marine nodal systems. For the full year, the increase from last year was partially offset by a reduction in revenue from the sale and rental of the company’s land based GSX wireless products.    The company sold 5,000 channels of its new advanced GCL land recording system in the fourth quarter of fiscal year 2019, and, after the end of the fiscal year, announced the receipt of an order from SAExploration, Inc. for a 30,000 channel GCL system, which the company expects to deliver in its second fiscal quarter ending March 31, 2020.

Revenue from the company’s reservoir seismic products in the fourth quarter and full fiscal year ended September 30, 2019, totaled $252,000 and $2.7 million respectively. The respective decreases of 13% and 44% compared to the fourth quarter and full year periods a year ago are the result of lower sales and rentals of the company’s borehole tools and reduced demand for support services. The company does not expect meaningful revenue from these products unless and until it is engaged in a contract for the delivery of a permanent reservoir monitoring (PRM) system. The company’s PRM product offerings were extended through its acquisition of OptoSeis fiber optic sensing technology in November of 2018. Management believes its augmented PRM product line in conjunction with its prevalent leadership in PRM system design significantly enhances its opportunities for future contract awards. Although no such contracts are currently up for award, the company is in discussions with multiple oil and gas companies interested in utilizing its PRM technology. As a result of these expanded discussions, the company recorded a charge of $0.8 million in its 2019 fourth quarter to increase the fair value of the earn-out liability it expects to pay to the previous owner of the OptoSeis fiber optic sensing technology. While management believes a tender for a system is likely in the foreseeable future, it does not expect to earn any revenue, if awarded such a contract, until late in fiscal year 2020 or beyond.

Adjacent Markets Segment

Revenue from the company’s adjacent markets segment totaled $8.0 million in the fourth quarter ended September 30, 2019, an increase of 17% over the same period last year. The increase was primarily due to higher sales of the company’s industrial sensors and water meter cables, aided by slight increases in revenue from graphic imaging products and contract manufacturing services. For the full fiscal year, total revenue from the adjacent markets segment was $30.2 million, an increase of less than 1% compared to last year. The essentially flat year-over-year performance comprises revenue reductions from water meter cables balanced by offsetting increases from industrial sensors, with relatively unchanged revenue from other adjacent market products. Management believes the company’s adjacent markets segment provides a strategic element of revenue stability amidst the commercial volatility experienced by its oil and gas market segment products. Management further believes this segment continues to exhibit overall opportunities for revenue growth despite fluctuations that may occur from one period to another.

Emerging Markets Segment

Revenue from the company’s emerging markets segment totaled $14,000 in the fourth quarter and $159,000 for the full fiscal year ended September 30, 2019. Compared to the prior year, these figures reflect a decrease of 95% and 44% for the two respective time periods. The decrease in revenue is attributed to the completion of legacy contracts last year compared with no significant border and perimeter security contracts during fiscal year 2019. This market segment is comprised solely of products and services offered by Quantum, which focuses on specialty products incorporating seismic acoustic technology to monitor, protect, and secure physical borders and perimeters in both domestic and international markets. Management does not expect significant revenue contributions from Quantum in the near-term but does believe its unique technology is capable of creating meaningful future revenue opportunities from border and perimeter security system contracts. Since Quantum has not received any meaningful border and perimeter security contracts since its acquisition in July 2018, in the fourth quarter of fiscal 2019, the company reduced the fair value of its earn-out liability by $2.9 million, resulting in an offsetting $2.9 million credit/reduction to its operating expenses.

Balance Sheet and Liquidity

As of September 30, 2019, Geospace had $18.9 million in cash, cash equivalents, and short-term investments. The company also maintained a borrowing availability of $27.0 million at September 30, 2019 under its bank credit agreement with no borrowings outstanding. The company further noted that, after the end of the fiscal year, its bank credit agreement was extended two years to expire in April 2022. Thus, as of September 30, 2019, the company’s total liquidity was $45.9 million. The company additionally owns unencumbered property and real estate in both domestic and international locations.

For the year ended September 30, 2019, the company’s capital expenditures totaled $36.0 million. A majority of these capital investments were targeted at the company’s ocean bottom OBX nodal systems. The company expects to incur capital expenditures of $11 million in fiscal year 2020, with approximately $6 million directed toward additional investments in its OBX nodal systems pending future demand.

The company noted that its trade accounts receivable at September 30, 2019 include $8.5 million from an international seismic marine customer that, as of September 30, 2019, rented a significant amount of the company’s marine nodal equipment. The company has experienced cash collection difficulties with this customer throughout fiscal year 2019 due to the customer’s inability to generate enough cash flow to pay its obligations to the company in a timely manner. In November 2019, the company accepted a plan from the customer to bring its unpaid invoices to a satisfactory status. This plan contemplates completion during the company’s second fiscal quarter ending March 31, 2020. The company has significant concerns about the ultimate collection of its accounts receivable from this customer. However, the company has not, and does not currently intend to, provide any significant bad debt reserves toward this customer’s outstanding accounts unless and until it becomes probable in the company’s judgement that the customer is unable to pay its debts to the company.

Wheeler concluded, “Notably, certain product lines within our oil and gas market segment continue to experience persistent commercial challenges, and this is highly evident for our traditional exploration and reservoir seismic product categories. In contrast, revenue from our wireless seismic products continues to strengthen, driven by an expanding list of rental contracts and global projects utilizing our ocean bottom OBX nodal systems. And while demand for our wireless GSX land products has also diminished in recent years, due to reduced onshore seismic exploration, recent orders of our GCL land wireless systems give us confidence that our advanced new technology offers the best-chosen value to our customers in this difficult market. We are also encouraged by our ongoing discussions with oil and gas companies regarding the deployment of PRM systems. Many of these plans call for timelines of two to three years and could be postponed even further depending on future capital spending budgets. However, the long-term value of PRM systems is well established, and we are glad that such dialogs are reestablished and moving forward. Meanwhile we continue pursuing our diversification strategy by expanding product lines within our adjacent markets segment and readying our border and perimeter security solutions developed through the integration of Quantum.”

Retirement of Chief Financial Officer

Thomas T. McEntire, the company’s Vice President and Chief Financial Officer since 1997, has announced his intention to retire on December 31, 2019. Robert L. Curda, the company’s Operational Controller since 2005, will become Vice President and Chief Financial Officer and assume Mr. McEntire’s duties effective January 1, 2020. The company has negotiated a consulting agreement with Mr. McEntire to provide assistance to the company. “Tom’s 22 years of service since 1997 has been invaluable to the success of the company. We wish him all the best.”, said Wheeler.

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2019 full year financial results on November 22, 2019 at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 876-9174 (US) or (785) 424-1669 (International). Please reference the conference ID: GEOSQ419 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon-producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment and offshore cables.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the results and success of our transactions with Quantum and the OptoSeis® technology, the adoption and sale of our products in various geographic regions, potential tenders for PRM systems, future demand for OBX systems, the completion of new orders for our channels of our GCL system, the fulfillment of customer payment plans, anticipated levels of capital expenditures and the sources of funding therefor, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on the Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® technology transactions to yield positive operating results, decreases in commodity price levels, which could reduce demand for our products, the failure of our products to achieve market acceptance, despite substantial investment by us, our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

Geospace Technologies Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenue:
Products	$11,390	$12,852	$45,847	$53,306
Rental equipment	17,549	7,735	49,962	22,442

Total revenue	28,938	20,587	95,809	75,748

Cost of revenue:
Products	13,092	11,796	46,059	51,913
Rental equipment	5,450	3,527	18,322	12,863

Total cost of revenue	18,541	15,323	64,381	64,776

Gross profit	10,397	5,264	31,428	10,972
Operating expenses:
Selling, general and administrative	6,133	5,409	23,626	19,874
Research and development	4,180	2,707	15,495	10,832
Change in estimated fair value of contingent consideration	(2,115)	—	(2,115)	—
Bad debt expense (recovery)	(163)	(2,072)	436	1,009

Total operating expenses	8,035	6,044	37,442	31,715

Gain on disposal of property	7,047	—	7,047	—

Income (loss) from operations	9,409	(780)	1,033	(20,743)

Other income (expense):
Interest expense	(14)	(51)	(99)	(336)
Interest income	410	284	1,308	1,083
Foreign exchange gains, net	56	409	241	324
Other, net	(29)	(32)	(212)	(120)

Total other income, net	423	610	1,238	951

Income (loss) before income taxes	9,832	(170)	2,271	(19,792)
Income tax expense (benefit)	1,160	37	2,417	(580)

Net income (loss)	$8,672	$(207)	$(146)	$(19,212)

Income (loss) per common share:
Basic	$0.64	$(0.02)	$(0.01)	$(1.45)

Diluted	$0.63	$(0.02)	$(0.01)	$(1.45)

Weighted average common shares outstanding:
Basic	13,408,912	13,270,528	13,388,626	13,250,867

Diluted	13,569,951	13,270,528	13,388,626	13,250,867

Geospace Technologies Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	AS OF SEPTEMBER 30,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$18,925	$11,934
Short-term investments	—	25,471
Trade accounts receivable, net of allowance of $951 and $1,453	24,193	14,323
Financing receivables	3,233	4,258
Inventories	23,855	18,812
Prepaid expenses and other current assets	1,001	1,856

Total current assets	71,207	76,654
Non-current financing receivables, net of allowance of $0 and $1,849	184	4,740
Non-current inventories	21,524	31,655
Rental equipment, net	62,062	39,545
Property, plant and equipment, net	31,474	33,624
Goodwill	5,008	4,343
Other intangible assets, net	10,063	8,006
Deferred income tax assets, net	236	246
Prepaid income taxes	64	54
Other assets	179	213

Total assets	$202,001	$199,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$4,051	$4,106
Accrued expenses and other current liabilities	6,370	6,826
Deferred revenue	2,724	3,752
Income tax payable	18	51

Total current liabilities	13,163	14,735
Contingent consideration	9,940	7,713
Deferred income tax liabilities	51	45

Total liabilities	23,154	22,493

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,630,666 and 13,600,541 shares issued and outstanding	136	136
Additional paid-in capital	88,660	86,116
Retained earnings	105,808	105,954
Accumulated other comprehensive loss	(15,757)	(15,619)

Total stockholders’ equity	178,847	176,587

Total liabilities and stockholders’ equity	$202,001	$199,080

Geospace Technologies Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	YEAR ENDED SEPTEMBER 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(146)	$(19,212)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax expense (benefit)	16	(18)
Rental equipment depreciation	13,713	10,178
Property, plant and equipment depreciation	3,965	4,040
Amortization of intangible assets	1,661	194
Impairment of long-lived assets	—	573
Accretion of discounts (amortization of premiums) on short-term investments	(9)	27
Stock-based compensation expense	2,329	2,318
Bad debt expense	436	1,009
Inventory obsolescence expense	4,614	4,353
Change in estimated fair value of contingent consideration	(2,115)	—
Gross profit from sale of used rental equipment	(652)	(6,809)
Gain on disposal of property	(7,047)	—
Gain on disposal of equipment	(100)	(27)
Realized loss on short-term investments	66	11
Effects of changes in operating assets and liabilities:
Trade accounts and other receivables	(9,159)	(5,090)
Income tax receivable	—	270
Inventories	(1,865)	(7,824)
Prepaid expenses and other current assets	325	93
Prepaid income taxes	18	55
Accounts payable trade	(44)	1,333
Accrued expenses and other	660	1,011
Deferred revenue	(1,016)	3,063
Income taxes payable	(21)	51

Net cash provided by (used in) operating activities	5,629	(10,401)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,936)	(1,721)
Investment in rental equipment	(34,070)	(6,513)
Proceeds from the sale of property	8,265	—
Proceeds from the sale of equipment	142	202
Proceeds from the sale of used rental equipment	4,856	9,918
Purchases of short-term investments	—	(17,922)
Proceeds from the sale of short-term investments	25,606	28,463
Business acquisition, net of acquired cash	(1,819)	(4,352)
Payments for damages related to insurance claim	(650)	(2,353)
Proceeds from insurance claim	1,166	1,749
Increase in insurance claim receivable	—	306

Net cash provided by investing activities	1,560	7,777

Cash flows from financing activities:
Proceeds from exercise of stock options and other	215	63

Net cash provided by financing activities	215	63

Effect of exchange rate changes on cash	(413)	(597)

Increase (decrease) in cash and cash equivalents	6,991	(3,158)
Cash and cash equivalents, beginning of fiscal year	11,934	15,092

Cash and cash equivalents, end of fiscal year	$18,925	$11,934

Geospace Technologies Corporation and Subsidiaries

Summary of Segment Revenue and Operating Income (Loss)

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Oil and Gas Markets
Traditional seismic exploration product revenue	$600	$3,296	$9,504	$12,855
Wireless seismic exploration product revenue	19,992	9,694	52,770	27,254
Reservoir product revenue	252	290	2,692	4,842

	20,844	13,280	64,966	44,951

Adjacent Markets
Industrial product revenue	5,278	4,291	18,324	18,352
Imaging product revenue	2,750	2,583	11,832	11,580

	8,028	6,874	30,156	29,932

Emerging Markets
Border and perimeter security product revenue	14	286	159	286

Corporate	52	147	528	579

Total revenue	$28,938	$20,587	$95,809	$75,748

	Three Months Ended		Year Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating income (loss):
Oil and Gas Markets segment	$2,644	$1,482	$3,095	$(14,070)
Adjacent Markets segment	1,884	1,504	6,234	5,345
Emerging Markets segment	1,454	(718)	(2,306)	(718)
Corporate	3,427	(3,048)	(5,990)	(11,300)

Total operating income (loss)	$9,409	$(780)	$1,033	$(20,743)